Exhibit 99.1

Havertys Reports Earnings for Third Quarter 2019

ATLANTA, GEORGIA, October 30, 2019 -- HAVERTYS (NYSE: HVT and HVT.A) reports earnings per share of $0.31 for the third quarter ended September 30, 2019 compared to $0.39 for the same period of 2018. The earnings per share for the nine months ended September 30, 2019 is $0.77 compared to $0.98 for the same period in 2018.

Clarence H. Smith, chairman, president and chief executive officer, said, “The third quarter continued to challenge our teams with product flow disruption and merchandise pricing. Our vendors are working closely with us to ensure that our supply chain information is timely as manufacturing locales shift. The changes in costs have tested our retail pricing strategies and pressured gross profit margins.

Our written business for the third quarter was positive compared to last year’s third quarter and we continue to generate good cash flow. The low interest rate and unemployment environment and recent uptick in housing are positive indicators for future home furnishings sales. We believe our focus on merchandising, stores, and operational plans will enable us to profitably grow our business in the future.”

Financial Highlights

Third Quarter 2019 Compared to Third Quarter 2018

•	Net sales decreased 0.6% to $209.3 million. Comparable store sales decreased 0.4%.
•	Total written sales for the third quarter of 2019 were up 1.6% and written comparable store sales rose 1.5%.
•	Average written ticket increased 4.7% and custom upholstery business was up 13.9%.
•
Gross profit margins fell 130 basis points to 53.5% in 2019 versus 54.8% in 2018. Most of the decline is due to merchandise pricing and mix as we used slightly more aggressive promotions and incurred higher product and freight costs.

•
SG&A costs increased $1.0 million and as a percent of sales increased 80 basis points to 49.8% from 49.0%. Fixed and discretionary expenses were up approximately $0.5 million primarily from higher employee benefits costs and additional costs for two new locations. Variable expenses were 18.2% as a percent of sales in 2019 compared to 17.9% in 2018. This increase is due in part to higher third‑party credit costs.

•	We repurchased 83,348 shares of common stock for $1.5 million during the third quarter of 2019.
•	We adopted the new lease accounting standard on January 1, 2019 which significantly impacted our balance sheet. See the notes after the following financial statements.

NEWS RELEASE - OCTOBER 30, 2019

Nine Months ended September 30, 2019 Compared to Same Period of 2018

•	Net sales decreased 3.3% to $588.5 million. Comparable store sales decreased 2.4%.
•	Average ticket increased 5.7% and custom upholstery business rose 10.0%.
•	Gross profit margins were 54.2% compared to 54.6%.
•
SG&A costs as a percent of sales was 50.8% in 2019 and 49.8% in 2018. Total SG&A dollars decreased $4.1 million. Fixed and discretionary expenses were $190.4 million in 2019 versus $191.2 million in 2018. The variable type costs were 18.4% of sales in 2019 and 2018.

Expectations and Other

•	We expect that gross profit margins for the full year 2019 will be approximately 54.1%.
•
Our estimate for fixed and discretionary type SG&A expenses for 2019 is in the $257.0 to $258.0 million range, compared to $254.9 million for these same costs in 2018. The variable type costs within SG&A for the full year of 2019 are expected to be 18.4% compared to 18.3% in 2018.

•
We expect selling square footage will increase approximately 1.4% in 2019. We opened a location in a new market in St. Louis, MO in August, an additional store in the Atlanta market in Newnan, GA in September, and will complete a store relocation in Baton Rouge, LA in November. Total capital expenditures are estimated to be approximately $18.5 million in 2019.

•	We have approximately $16.9 million remaining in current board authorization for common stock repurchases.

NEWS RELEASE - OCTOBER 30, 2019

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data – Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net sales	$209,320	$210,547	$588,455	$608,765
Cost of goods sold	97,301	95,175	269,796	276,689
Gross profit	112,019	115,372	318,659	332,076
Credit service charges	19	24	60	81
Gross profit and other revenue	112,038	115,396	318,719	332,157

Expenses:
Selling, general and administrative	104,161	103,185	298,824	302,942
Provision for doubtful accounts	42	34	66	58
Other (income) expense, net	(42)	713	(323)	(98)
Total expenses	104,161	103,932	298,567	302,902

Income before interest and income taxes	7,877	11,464	20,152	29,255
Interest (income) expense, net	(292)	260	(980)	1,184

Income before income taxes	8,169	11,204	21,132	28,071
Income tax expense	2,072	2,852	5,367	7,192
Net income	$6,097	$8,352	$15,765	$20,879

Diluted earnings per share:
Common Stock	$0.31	$0.39	$0.77	$0.98
Class A Common Stock	$0.30	$0.38	$0.73	$0.94

Diluted weighted average shares outstanding:
Common Stock	19,893	21,230	20,444	21,408
Class A Common Stock	1,536	1,765	1,637	1,766

Cash dividends per share:
Common Stock	$0.20	$0.18	$0.56	$0.54
Class A Common Stock	$0.19	$0.17	$0.53	$0.51

NEWS RELEASE - OCTOBER 30, 2019

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands - Unaudited)

	September 30, 2019	December 31, 2018	September 30, 2018
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$89,528	$71,537	$96,269
Restricted cash and cash equivalents	6,632	8,272	8,226
Accounts receivable, net	1,570	1,833	1,827
Inventories	99,958	105,840	108,344
Prepaid expenses	10,476	8,106	9,818
Other current assets	6,449	6,262	6,291
Total current assets	214,613	201,850	230,775

Accounts receivable, long-term, net	204	226	227
Property and equipment, net	158,087	216,852	220,286
Right of-use lease assets	183,524	—	—
Deferred income taxes	12,202	12,544	12,896
Other assets	9,873	8,707	9,400
Total assets	$578,503	$440,179	$473,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$27,495	$19,840	$24,926
Customer deposits	34,852	24,465	30,541
Accrued liabilities	41,163	39,903	41,713
Current lease liabilities	29,283	—	—
Current portion of lease obligations	—	4,018	3,938
Total current liabilities	132,793	88,226	101,118

Noncurrent lease liabilities	155,046	—	—
Lease obligations, less current portion	—	46,785	47,829
Other liabilities	21,942	30,539	32,214
Total liabilities	309,781	165,550	181,161

Stockholders’ equity	268,722	274,629	292,423
Total liabilities and stockholders’ equity	$578,503	$440,179	$473,584

NEWS RELEASE - OCTOBER 30, 2019

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands – Unaudited)

	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,765	$20,879
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	15,412	22,650
Share-based compensation expense	2,690	3,781
Deferred income taxes	(1,942)	(592)
Provision for doubtful accounts	66	58
Other	615	825
Changes in operating assets and liabilities:
Accounts receivable	219	550
Inventories	5,882	(4,907)
Customer deposits	10,387	2,728
Other assets and liabilities	316	6,534
Accounts payable and accrued liabilities	8,957	9,988
Net cash provided by operating activities	58,367	62,494

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(12,446)	(18,231)
Proceeds from sale of property and equipment	2,268	2,421
Other	—	55
Net cash used in investing activities	(10,178)	(15,755)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease obligations	—	(2,824)
Taxes on vested restricted shares	(1,328)	(1,233)
Dividends paid	(11,194)	(11,337)
Common stock repurchased	(19,316)	(14,456)
Net cash used in financing activities	(31,838)	(29,850)
Increase in cash, cash equivalents and restricted cash equivalents during the period	16,351	16,889
Cash, cash equivalents and restricted cash equivalents at beginning of period	79,809	87,606
Cash, cash equivalents and restricted cash equivalents at end of period	$96,160	$104,495

NEWS RELEASE - OCTOBER 30, 2019

Comparable Store Sales
Comparable store sales include those made on our website and in stores, and excludes locations opened, closed or otherwise non-comparable during the last 12 months.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Leases
In February 2016, the Financial Accounting Standards Board (FASB) issued an accounting standards update (ASU 2016-02), which amended various aspects of existing guidance for leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. The main difference between ASU 2016-02 and previous U.S. GAAP is the recognition of lease assets and lease liabilities by lessees on the balance sheet for those leases classified as operating leases under previous U.S. GAAP. As a result, we have recognized a liability representing our lease payments and a right-of-use asset representing our right to use the underlying asset for the lease term on the balance sheet. We adopted the requirements of the new lease standard effective January 1, 2019 using the modified retrospective method and have not restated comparative periods.

As part of the adjustment for ASU 2016-02 effective January 1, 2019, we derecognized certain assets and liabilities associated with certain legacy build-to-suit arrangements and the deferred gain on previous sale leaseback transactions. Accordingly, $53.5 million of net property and equipment, $50.8  million of financing obligations, $9.3 of other net liabilities, and $2.3 million of deferred tax assets recorded on the balance sheet as of December 31, 2018 were removed as part of our transition adjustment. Effective January 1, 2019, we recognized right-of-use lease assets totaling $177.9 million and recorded lease liabilities totaling $175.4 million. The net adjustment recorded to equity as of January 1, 2019 was a credit of $6.8 million.

Since we are not restating prior periods as part of adopting this guidance, our results in 2019 will not be directly comparable to our results for periods before 2019. Specifically, for those leases that were previously recognized on our balance sheet prior to 2019, their associated depreciation and interest expense will be replaced by rent expense. For these properties in our lease portfolio for 2019, the amount of rent expense is less than the associated depreciation and interest expense by approximately $2.0 million. The adoption of ASU 2016-02 had an immaterial impact on our consolidated statement of cash flows for the nine-month period ended September 30, 2019.

NEWS RELEASE - OCTOBER 30, 2019

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on October 31, 2019 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through, November 7. The number to access the telephone playback is 1‑888‑203‑1112 (replay passcode: 6331827).
About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 122 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the company’s website, havertys.com.
Safe Harbor
This press release includes statements that constitute forward-looking statement within the meaning of the federal securities laws.  Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Forward-looking statements may relate to, for example, future operations, financial condition, economic performance (including gross profit margins and expenses), capital expenditures, and demand for our products.  The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements.  Actual results or events may differ materially from those indicated as a result of various important factors.  Such factors may include, among other things, the state of the economy; state of the residential construction and housing markets; the consumer spending environment for big ticket items; effects of competition; management of relationships with our suppliers and vendors and disruptions in their operations; the imposition of tariffs and the effect of retaliatory trade measures; new regulations or taxation plans, as well as other risks and uncertainties discussed in the company's reports filed from time to time with the Securities and Exchange Commission.  You are urged to consider such factors.  The Company assumes no obligation for updating any such forward-looking statements.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Richard B. Hare
EVP & CFO
Jenny Hill Parker
SVP, Finance and Corporate Secretary
SOURCE:  Havertys